Exhibit 10.2

MASTER TRANSITION SERVICES AGREEMENT

by and between

LA QUINTA HOLDINGS INC.

and

COREPOINT LODGING INC.

Dated as of May 30, 2018

MASTER TRANSITION SERVICES AGREEMENT

This Master Transition Services Agreement (this “Agreement”) is entered into as of May 30, 2018, by and between La Quinta Holdings Inc., a Delaware corporation (“LQ Parent”), and CorePoint Lodging Inc., a Maryland corporation (“CPLG”). Each of LQ Parent and CPLG is sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Separation and Distribution Agreement, entered into on the date hereof, by and between LQ Parent and CPLG (as such may be amended from time to time, the “Distribution Agreement”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of LQ Parent has determined that it is advisable and in the best interests of LQ Parent and its stockholders to separate, pursuant to and in accordance with the Distribution Agreement, LQ Parent into two separate, publicly traded companies, one for each of (i) the LQ Parent Retained Business, which shall be owned and conducted, directly or indirectly, by LQ Parent and (ii) the Separated Real Estate Business, which shall be owned and conducted, directly or indirectly, by CPLG (which will elect to be a REIT);

WHEREAS, prior to the Distribution Date, CPLG and its Subsidiaries received certain services from LQ Parent and its Subsidiaries, and LQ Parent and its Subsidiaries received certain services from CPLG and its Subsidiaries; and

WHEREAS, in order to provide for an orderly transition under the Distribution Agreement, each of LQ Parent and CPLG desires to provide to the other certain services for specified periods following the Distribution Date, all in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, the Parties agree as follows:

1. Services Provided.

(a) Unless otherwise agreed by the Parties in writing in advance, with respect to each Service (as defined in Section 1(b)), the Party required to provide such Service is the “Service Provider” and the other Party is the “Service Recipient.” In performing the Services, Service Provider and each of its Affiliates shall provide, or shall use commercially reasonable efforts to ensure that any Third Party Provider (as defined in Section 1(b)) provide, the Services in the same manner, within the same amount of time and at the same level of service (including, as applicable, with respect to type, scope, frequency, quality and quantity), with the same degree of reasonable skill and care and with the same level of security and control as provided and used in providing the Services during the twelve (12) month period prior to the Distribution Date (excluding any actions taken in contemplation of the Distribution) (or, if a Third Party Provider is providing Services that were not provided to Service Recipient during the twelve (12) month period prior to the Distribution Date as provided in Section 1(b), then use such efforts to ensure such Third Party Provider shall perform such Services in accordance with customary industry practices for the provision of such Services). If there is a material change in the type, scope, frequency, quality or quantity of Services with respect to Service Recipient’s business following the date hereof (including as a result of an increase in volume of Service Recipient’s business as conducted or a change in the manner in which Service Recipient’s business is being conducted), including which change would result in an increase in Service Provider’s costs in any material respect that are not fully reimbursed hereunder, then Service Recipient shall be permitted to request such change or increase in the type, scope, frequency, quality or quantity of Services, and the Service Provider shall consider such request in good faith, including the corresponding increase in the calculation of the Applicable Rate. If such request is approved by the Service Provider, the Parties shall subsequently amend Schedule A to reflect any applicable changes.

(b) During the period commencing on the Distribution Date and ending on the date that is twelve (12) months from the date hereof, unless an earlier or later date is otherwise specified for a Service on Schedule A hereto (for each such Service, such end date, as it may be extended pursuant to this Section 1(b), being herein referred to as the “Termination Date,” with Schedule A being herein referred to as the “Services Schedules”), Service Provider shall provide, shall cause one or more of its Affiliates to provide, or shall cause a contractor, subcontractor, vendor or other third-party service provider (each, a “Third Party Provider”) to provide, upon the terms and subject to the conditions set forth herein, the services described on the Services Schedules (the “Services”); provided, Service Provider shall obtain the consent of Service Recipient (not to be unreasonably withheld, delayed or conditioned) in the event any such Service is to be provided by a Third Party Provider or Affiliate (other than a Subsidiary) if such Services were not provided by such Third Party Provider or Affiliate to Service Recipient during the twelve (12) month period prior to, the Distribution Date (“Look Back”) and the provision of such Services by such Third Party Provider or Affiliate would materially adversely affect the level of service, security or control of such Service or the scope or content thereof required pursuant to Sections 1(a) and 4(a) above, and Service Provider shall use the same degree of care in selecting any Third Party Provider as it would if such Third Party Provider were being retained to provide similar services to Service Provider; provided further, Service Provider shall remain liable for the performance by any such Third Party Provider or Affiliate of its obligations hereunder. Service Recipient may elect to extend the Termination Date applicable to a Service for one (1) month (the “Extension Period”) by providing Service Recipient written notice of such extension no less than thirty (30) days’ prior to the applicable Termination Date. In the event Service Recipient requires a Service beyond such Extension Period, Service Recipient shall provide Service Provider with a written notice of extension no later than fifteen (15) days prior to the expiration of the Extension Period for such Service, indicating the period during which Service Recipient wishes to receive such Service after the date of the expiration of the Extension Period, and the Service Provider shall consider such request in good faith, including the terms and conditions of such extension.

(c) Irrespective of whether Service Provider, a Third Party Provider or Affiliate is providing a Service, Service Recipient may direct that any such Service be provided directly to Service Recipient or any other member of such Party’s Group. Each Service shall include, where provided during the Look Back, all functions, responsibilities, activities and tasks, and the materials, documentation, resources, rights and licenses to be used, granted or provided by Service Provider that are not specifically described in this Agreement as part of such Service, but are incidental to, and would normally be considered an inherent part of, or necessary subpart included within, such Service or are otherwise necessary to such Service.

Notwithstanding any other provision of this Agreement, a Service Provider shall not be obligated to provide, or cause to be provided, any Services to the extent such provision would materially increase or change Service Provider’s or its Affiliates’ burden with respect to compliance with any applicable Laws unless Service Recipient agrees to bear all associated costs and expenses with respect to such increased compliance burden. For the avoidance of doubt, each of Service Provider and Service Recipient shall be responsible for its own respective compliance with any all Laws applicable to the provision or receipt of the Services pursuant to this Agreement.

(d) Each Service provided hereunder shall be terminated on its applicable Termination Date, unless otherwise terminated earlier by Service Recipient or Service Provider pursuant to Section 11. If requested by Service Recipient, in connection with the expiration or the earlier termination or reduction of any Service or this Agreement, Service Provider shall use, and shall cause its Affiliates to use, commercially reasonable efforts to reasonably assist Service Recipient, as may be reasonably requested by Service Recipient, in connection with the transition of the provision of the Services by Service Provider to the provision of the Services by Service Recipient and/or any other Affiliate of Service Recipient and/or any of their third-party contractors, taking into account the objective of minimizing the disruption to Service Recipient’s business.

(e) Limitations on Services.

(i) Notwithstanding anything to the contrary contained herein or in the Services Schedules, Service Provider shall have no obligation under this Agreement to: (1) operate the business of Service Recipient or any members of the Service Recipient’s Group or any portion thereof; (2) advance funds; (3) provide any Service to the extent that the provision of such Service would require Service Provider to violate any applicable Law; (4) provide any Service to the extent Service Recipient has breached (or through its actions or omissions has caused Service Provider to be in breach of or default under) or Service Provider would breach any applicable obligations under, or requirements of, any contract or arrangement with any Third Party Provider (“Third Party Provider Use Requirements”) engaged with respect to such Service (provided that Service Recipient shall first be permitted to attempt to cure such breach or default within thirty (30) days from receipt of notice thereof if such breach or default is capable of being cured); (5) implement processes, plans or initiatives developed, acquired or utilized by Service Recipient after the Distribution Date except as otherwise agreed; or (6) perform or cause to be performed any of the Services for the benefit of any third party.

(ii) All employees and representatives of Service Provider, members of its Group and its Affiliates shall be deemed for all purposes to be employees or representatives of Service Provider, members of its Group or such Affiliates, as applicable. In performing the Services, such employees and representatives shall be under the direction, control and supervision of Service Provider, members of its Group or the applicable Affiliate thereof, and Service Provider, members of its Group and its Affiliates shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

2. Consideration.

(a) Costs and Fees.

(i) Subject to Sections 2(a)(v) and 2(a)(vi), for each Service, Service Recipient shall pay (in accordance with Section 2(b)) Service Provider an amount equal to the Applicable Rate. The “Applicable Rate” for each Service shall be an amount equal to the rate as set forth on the applicable Services Schedule (which rate reflects the Parties’ good faith estimate as to the cost of such Service to Service Provider, excluding any sales, transfer, goods, services, value added, use, gross receipts or similar taxes, fees, charges, penalties, fees, or assessments related to the Services (“Service Taxes”)) or, if a Services Schedule is silent regarding such rate, the Service Provider’s allocated costs (including salary, wages and benefits) for any of its (or its Affiliates’) employees involved in providing Services; provided that, any fees or costs incurred in connection with any Third Party Consent or Alternative Method in accordance with Section 3(c) shall be borne equally by Service Recipient and Service Provider. Service Recipient shall pay all Service Taxes assessed with respect to any Service, plus such additional amounts so that after any required deduction or withholding for such Service Taxes, the Service Provider receives the same amount that it would have received but for the deduction or withholding. Service Provider may invoice Service Recipient for Services Taxes if required under Law.

(ii) Service Provider shall use commercially reasonable efforts to retain its workforce required to provide the Services. Service Provider shall be responsible for Service Provider’s severance costs incurred as a result of terminating an employee who is primarily engaged in providing a Service in connection with the termination of such Service.

(iii) Unless the Parties otherwise agree in writing, (1) where Services are provided in a country outside of the United States by a Person located in the same country, amounts shall be invoiced and paid in the local currency of the Person providing the Services and (2) if payments are to be made between Persons not within the same country, such amounts shall be invoiced and paid in U.S. Dollars. To the extent necessary, local currency conversion on any such invoice shall be based on Service Provider’s internal exchange rate for the then-current month, based upon the average for such month, as calculated consistently with how such local currency conversion was calculated in the twelve (12) month period prior to the Distribution Date.

(iv) All charges based on a monthly or other time basis will be pro-rated based on actual calendar days elapsed during the period of service.

(v) With respect to any Service that a Service Provider provides or causes an Affiliate to provide to itself or its Affiliates that is the same or substantially similar to a Service provided to Service Recipient or its Subsidiaries hereunder (such service, a “Self-Service”), if Service Provider determines to no longer provide such Self-Service to itself or its Affiliates, Service Provider shall notify Service Recipient of such termination no later than the number of days prior to such termination as is provided in Section 11(b) for terminating the corresponding Service. In no event shall a termination of a Self-Service result in an increase in the Applicable Rate. Notwithstanding the foregoing, Service Provider shall continue to provide the Service in accordance with the provisions of this Agreement, unless such Service is otherwise terminated pursuant to Section 11, and Service Provider shall not be permitted to terminate any Self-Service prior to the Termination Date for the applicable Service if such termination would materially adversely affect the level of service, security or control of such Service or the scope or content thereof required pursuant to Sections 1(a) and 4(a).

(vi) If Service Recipient terminates a Service prior to the end of the Termination Date applicable for the corresponding Service pursuant to Section 11(b), Service Recipient shall be relieved of its obligation to pay for such Service from and including the early termination date for such Service. In connection with any reduction by Service Recipient pursuant to Section 11(b) of a Service that does not constitute a full termination of a Service, the Parties will cooperate in good faith to determine an appropriate reduction (if any) in the Applicable Rate for such reduced Service.

(b) Invoices and Payment.

(i) Service Provider shall invoice Service Recipient for the amounts owed hereunder in arrears on a calendar monthly basis, and shall provide reasonable documentation supporting such amounts owed pursuant to Section 2(a), including invoices from Third Party Providers. For each month, the Parties shall coordinate the delivery of invoices and the Party owing the larger amount (the “Payor”) shall offset the amount owed by the other Party (the “Payee”) and shall make one payment to the Payee which reflects the net amount under all such invoices by electronic transfer of immediately available funds not later than forty-five (45) days after the date of Payee’s invoice. In the event Payor does not pay Payee in accordance with the terms hereof, such amount so payable and past due shall accrue interest from the forty-fifth (45th) day after the date of the Payee’s invoice or the date of termination, as applicable, to the receipt of payment at a rate per month equal to the lower of one percent (1%) and the highest rate permitted by Law (the “Interest Rate”) until such amounts, together with all accrued and unpaid interest thereon, are paid in full.

(ii) In the event that Service Recipient in good faith disputes an invoice submitted by Service Provider, Service Recipient may withhold payment of any amount subject to the dispute; provided, however, that (x) Service Recipient shall continue to pay all undisputed amounts in accordance with the terms hereof, and (y) Service Recipient shall notify Service Provider, in writing, of any disputed amounts and the reason for any dispute by the due date for payment of the invoice containing any disputed charges. In the event of a dispute regarding the amount of any invoice, the Parties shall use all reasonable efforts to resolve such dispute within thirty (30) days after Service Recipient provides written notification of such dispute to Service Provider. Each Party shall provide full supporting documentation concerning any disputed amount or invoice within twenty (20) days after written notification of the dispute. Unpaid fees that are under good faith dispute shall not be considered a basis for default hereunder. To the extent that a dispute regarding the amount of any invoice cannot be resolved pursuant to this Section 2(b)(ii), the dispute resolution procedures set forth in Section 9 herein shall apply.

(c) Migration and Integration; Disconnection and Disintegration.

(i) Service Recipient shall be responsible for planning, preparing and integrating the transition of the provision of each of the Services to its own internal organization or other third-party service providers, and shall use commercially reasonable efforts to prepare, within sixty (60) days after the Distribution Date (“Migration Planning Period”), a plan in order to transition off each Service by the end of the term for such Service (“Migration Plan”); provided, however, that Service Recipient will not be deemed to have violated its obligations with respect to preparation of the Migration Plan if Service Recipient (1) fails to complete the Migration Plan within the Migration Planning Period, (2) has been working, and thereafter continues to work, in good faith and without undue delay to expeditiously prepare the Migration Plan and (3) completes the Migration Plan no later than ninety (90) days after the Distribution Date. At Service Recipient’s reasonable request, Service Provider shall reasonably assist, and shall use commercially reasonable efforts to cause any Third Party Provider to reasonably assist, Service Recipient in connection with the implementation of Service Recipient’s transition plan, which may include consulting and training and providing reasonable access to its data and other information and to Service Provider’s employees, but which shall take into account the need to minimize the cost of such migration and the disruption to the ongoing business activities of Service Provider and its Affiliates and shall not unduly burden or interfere with Service Provider’s business and operations. Service Provider shall have no obligation, in connection with the Service Recipient’s migration or transition of Service Recipient from the Services to other services, to negotiate agreements for Service Recipient, install, implement, or integrate any systems, networks, or other IT infrastructure, convert or migrate data, or undertake any similar activities.

(ii) In furtherance of the foregoing, Service Recipient shall use commercially reasonable efforts to make or obtain any approvals, permits and licenses and implement any systems as may be necessary for it to perform the Services independently in each applicable jurisdiction as soon as practicable following the Distribution Date.

3. Cooperation.

(a) It is understood that it will require significant efforts by the Parties to implement this Agreement and ensure performance hereunder. The Service Recipient shall: (i) once the other Party has informed the Service Recipient of its need for information, cooperate with and provide such information and documentation to the other Party as is reasonably necessary for Service Provider to perform the Services and for Service Recipient to meet its obligations under this Agreement; (ii) notify the other Party of any changes to operating environments or key personnel to the extent related to the provision of the Services; (iii) provide timely decisions, approvals and acceptances required to perform the obligations hereunder in a timely and efficient manner; and (iv) perform such other duties and tasks as may be reasonably required to permit Service Provider to perform the Services or for Service Recipient to meet its obligations under this Agreement, including (A) cooperating in obtaining any Third Party

Consents necessary to facilitate Service Provider’s ability to provide the Services and (B) upon thirty (30) days’ prior written notice by Service Provider, conducting such testing as may be reasonably required by Service Provider in connection with any updates or changes to the applicable systems or processes involved in providing a Service. Service Provider shall not be deemed to be in breach of its obligations to provide or make available any Service to the extent that Service Recipient has not provided information or access to appropriate personnel, facilities, or assets that are reasonably necessary for the performance of such Service. Service Provider (or an Affiliate or Third Party Provider designated by such Service Provider) shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented by Service Recipient in connection with this Agreement.

(b) Upon Service Recipient’s written request and without prejudice to Service Recipient’s direct rights against a Third Party Provider, Service Provider shall use commercially reasonable efforts to request or pass-through any warranty or indemnity under any contract Service Provider or its Subsidiaries may have with a Third Party Provider with respect to any Service to be provided to Service Recipient by such Third Party Provider.

(c) Service Provider shall use commercially reasonable efforts to (and Service Recipient shall cooperate with Service Provider to) obtain in a cost effective manner any necessary waivers, permits, license, consents or similar approvals with respect to agreements with third parties in order for Service Provider to provide the Services directly or indirectly (any such waiver, permit, consent, license or similar approval, a “Third Party Consent”). If a Third Party Consent cannot be obtained on reasonable terms or after using commercially reasonable efforts, Service Provider will use commercially reasonable efforts to arrange for an alternative method of obtaining any such Service on Service Recipient’s behalf in a cost effective manner (“Alternative Method”), which may include Service Provider providing such Service itself. If there is any Third Party Consent which was not required as of the date hereof but will subsequently be required before the Termination Date for a particular Service, Service Provider shall identify in writing to Service Recipient such Third Party Consent prior to the later of (x) thirty (30) days of the date hereof and (y) three (3) Business Days of Service Provider becoming aware that such Third Party Consent is required.

4. Performance Standard; Reports; Personnel.

(a) Except as otherwise expressly provided in the Services Schedule and Section 1(a) herein, nothing in this Agreement shall require or be interpreted to require Service Provider to provide a Service to Service Recipient beyond the scope and content of such Service as provided by Service Provider to the LQ Parent Retained Business or Separated Real Estate Business, as the case may be (the “Applicable Business”), during the twelve (12) month period prior to the Distribution Date, excluding any actions taken in contemplation of the Distribution (or, if a Third Party Provider is providing Services that were not provided to Service Recipient during the twelve (12) month period prior to the Distribution Date as provided in Section 1(b), then as provided by such Third Party Provider to the LQ Parent Retained Business or Separated Real Estate Business, as the case may be, during the twelve (12) month period prior to the Distribution Date).

(b) Service Provider shall not make changes in the manner of providing a Service unless (i) such changes are immaterial or do not materially adversely affect the level of service, security or control of such Service or the scope or content thereof required pursuant to Sections 1(a) and 4(a) above, (ii) such changes are required by Service Provider or Service Recipient pursuant to applicable Law (including changes required by Service Provider or Service Recipient in connection with the provision of the Services to the other Party) or (iii) Service Recipient provides its prior written consent (which shall not be unreasonably withheld, conditioned or delayed) to such changes. All Services shall be performed in compliance with applicable Law, including all applicable U.S. and non-U.S. laws and regulations relating to export controls, sanctions, and imports, including without limitation those regulations maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of Commerce, Bureau of Industry and Security.

(c) In performing the Services, Service Provider shall prepare and furnish to Service Recipient reports concerning the Services with such reports to contain substantially the same data, in substantially the same format, and prepared and delivered on substantially the same timetable, as reports prepared during the twelve (12) month period prior to the Distribution Date (excluding any reports solely prepared in contemplation of the Distribution), except as may be otherwise required by Service Recipient or Service Provider pursuant to applicable Law. Upon Service Recipient’s written request for reasonable modifications to the reporting and data transfer practices reasonably required to assist Service Recipient in transitioning off the Service, Service Provider shall cooperate and consult in good faith with Service Recipient to make such modifications; provided that if Service Provider reasonably determines in its sole discretion that any such modification may cause Service Provider to be in breach of its obligations to the other Party hereunder (including as a result of breaching its obligations as a Service Provider to the other Party as Service Recipient), then Service Provider shall not be under any obligation to make such modifications.

(d) Service Provider shall use commercially reasonable efforts consistent with past practice to make available such personnel as may be required to provide the Services. Service Provider shall have the right to designate which personnel it will assign to perform the Services; provided that the personnel performing the Services shall have substantially the same expertise as the personnel performing such Services (or similar Services) for Service Provider’s own business at such time. Service Provider also shall have the right to remove and replace any such personnel at any time or designate any of its Subsidiaries or a Third Party Provider (subject to Section 1(b) herein) at any time to perform the Services; provided, however, that Service Provider shall use its commercially reasonable efforts consistent with past practice to limit the disruption to Service Recipient in the transition of the Services to different personnel. Subject to and consistent with Section 2(a)(ii), Service Provider shall have no obligation to retain any particular individual employee or any particular Third Party Provider or to employ additional personnel in order to provide a particular Service.

(e) In the event Service Recipient or any of its Subsidiaries hires away an employee of Service Provider or its Subsidiaries, and prior to being hired away by Service Recipient such employee was providing Services to Service Recipient, Service Provider shall have the option, in its sole discretion (in addition to any other remedies available to it under the Distribution Agreement or otherwise), upon ten (10) Business Days’ written notice to Service

Recipient to reduce its obligations with respect to such Service (with a proportionate reduction in the applicable portion of the Applicable Rate) effective on the date of such employee’s termination of employment with Service Provider. Any provision of Service thereafter pursuant to such a reduction in Service Provider’s obligations shall be deemed to be consistent with Service Provider’s obligations under this Agreement, so long as Service Provider satisfies the other obligations contained in this Section 4 with respect to such Service. Notwithstanding the foregoing, nothing in this Section 4(e) shall be deemed to modify, amend or waive the non-solicitation and no-hire restrictions set forth in Section 5.3 of the Distribution Agreement.

(f) Each Party agrees that it shall take appropriate action by instruction of or agreement with its personnel (including any Third Party Provider) to ensure that all such personnel performing or otherwise involved with Services shall comply with all of the terms and conditions of this Agreement.

(g) In the event Service Provider has received a notice of default, breach or error in the performance of a Service hereunder (including as a result of substantial errors in the performance of such Service), it will use its commercially reasonable efforts to cure such default, breach or error. In the event Service Provider is unable to cure such default, breach or error within thirty (30) days from receipt of notice thereof, in addition to the rights available under Section 11, there shall be an adjustment to the Applicable Rate to reflect the costs to Service Recipient associated with curing such default, breach or error, including any reasonable out-of-pocket costs and expenses incurred by Service Recipient in retaining any Third Party Provider to provide such Service or in providing such Service itself.

(h) Each Party shall notify the other Party as promptly as practicable after becoming aware of any breach of this Agreement committed by either it or any of its Affiliates or Third Party Providers. Service Provider shall notify Service Recipient of any event of which it becomes aware that may reasonably be expected to materially impact a Service provided hereunder, which may include a Termination Notice (as defined in Section 11(b)) provided by the other Party as Service Recipient hereunder or a notice of termination of a Self-Service, issued pursuant and in accordance with, Section 2(a)(v).

5. New Services.

If, after the date hereof and on or prior to thirty (30) days following the Effective Time, the Parties determine that a service required by Service Recipient and provided by Service Provider or one of its Subsidiaries to the Applicable Business during the Look Back prior to the Distribution Date was omitted from the Services Schedules, Service Recipient may request that Service Provider perform such service (“New Service”) in addition to the Services being provided hereunder. Service Provider shall promptly begin performing any New Service consistent with past practice upon a timely written request from Service Recipient (which request may be in the form of email) including (i) a description of the work Service Recipient anticipates being performed by Service Provider in connection with such New Service and (ii) a schedule for commencing and completing such New Service, and Service Provider and Service Recipient shall enter into good faith negotiations to agree to an amendment to the Services Schedules providing for such New Service for a mutually agreed-upon time period, with the Applicable Rate as provided for in Section 2(a)(i), calculated as if the amendment to the Services Schedule for such New Service were silent regarding costs and expenses (such amendment or deemed amendment pursuant to the foregoing proviso, an “Additional Service Schedule Amendment”). Any New Service shall be considered a Service hereunder and the Services Schedules shall incorporate, and be deemed to be duly amended by, such Additional Service Schedule Amendment.

6. Intellectual Property; IT Security.

(a) Except as provided in the Services Schedules, the Applicable Rate shall include the allocable portion of any amounts that are required to be paid by Service Provider to any third party licensors of software that is used by Service Provider in connection with the provision of any Services hereunder, including (i) license, right-to-use and royalty fees, but excluding (ii) any amounts required to obtain the consent of such licensors to allow Service Provider to provide any of the Services hereunder. Service Recipient agrees to comply and cause its Subsidiaries to comply with the terms of any license or other agreement of Service Provider or any of its Subsidiaries relating to software that is provided to Service Recipient and is used in connection with the provision of any Services hereunder, including as specified in the Third Party Provider Use Requirements; provided that in the event that Service Provider enters into new software licenses after the Distribution Date, Service Provider may provide Service Recipient the prior opportunity to review and confirm its ability to comply therewith, which it shall do in good faith. In the event that Service Recipient provides notice of its inability to comply therewith, Service Provider may at its sole discretion discontinue its provision of any Services under such new software licenses effective thirty (30) days after notice of the same, and Service Recipient shall indemnify Service Provider for any claims by third parties arising out of or in connection with Service Recipient’s noncompliance or violation of such software licenses; provided that, for the avoidance of doubt, Service Recipient’s delivery of such notice will not affect Service Recipient’s obligation to comply with all Third Party Provider Use Requirements applicable to Services already in use by Service Recipient. Subject to the foregoing, Service Provider shall use commercially reasonable efforts to obtain any consent that may be required from such licensors in order to provide any of the Services hereunder and the Parties shall cooperate to identify any material licenses or consents necessary for such provision and shall use commercially reasonable efforts to minimize the costs associated therewith.

(b) If the receipt or provision of any Service hereunder requires the use by a Party of the patents, know-how, trade secrets, methods and processes (excluding Customer Information and Loyalty Program Information) of the other Party, then, subject to applicable restrictions contained in Service Provider’s contracts with Third Party Providers, such Party and its Subsidiaries shall have the non-exclusive, royalty-free, non-sublicensable (except as required for its and its Subsidiaries’ receipt or provision of Services) right and license to use such Intellectual Property for the sole purpose of, and only to the extent necessary for, the receipt or provision of such Services hereunder, pursuant to the terms and conditions of this Agreement. Upon the Termination Date applicable to such Service, or the earlier termination of any Services in accordance with Section 11, the license herein to the applicable Intellectual Property will terminate, and the applicable Service Recipient and/or Service Provider shall cease all use of the Intellectual Property licensed hereunder. The applicable Service Recipient and/or Service Provider acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, or the licenses therefor which are held by the applicable Service Provider and/or Service Recipient, by reason of the provision or receipt of the Services provided hereunder, except to the extent that any such license rights or rights of use are provided for in a written agreement signed by Service Provider and Service Recipient. Nothing in this Section 6(b) shall be deemed to limit, modify or terminate any License Agreement between the Parties.

(c) Subject to the limited licenses granted in Section 6(b), each Party shall exclusively own any Intellectual Property that it creates, develops or invents in connection with the provision of any Services hereunder.

(d) While using or accessing any computers, systems, software, networks, information technology or related infrastructure or equipment (including any data stored thereon or transmitted thereby) (“Systems”) of the other Party (whether or not a Service), each Party shall, and shall cause each of its Subsidiaries to, adhere in all respects to the other Party’s controlled processes, policies and procedures (including any of the foregoing with respect to Confidential Information, data, communications and system privacy, operation, security and proper use) as in effect on the Distribution Date or as communicated to such Party from time to time in writing.

(e) Service Provider and Service Recipient shall each maintain reasonable, current security measures (i) to prevent unauthorized access to its systems and (ii) with respect to all data contained in its facilities, networks and systems and used in connection with the Services. Such measures shall in no event be less stringent than those used to safeguard such Party’s own property, or industry standard security measures used by companies of a similar size. Such measures shall include, where appropriate, use of updated firewalls, virus screening software, logon identification and passwords, encryption, intrusion detection systems, logging of incidents, periodic reporting, and prompt application of current security patches, virus definitions and other updates. Service Recipient shall not install any new equipment, software or technology or modify the setup of any existing equipment, software or technology that is, or will be, connected to Service Provider’s facilities, networks or systems without the prior consent of Service Provider.

(f) Service Provider may suspend Service Recipient’s access (if any) to the information technology or communications systems used by Service Recipient following advance written notice to the extent practicable if, in Service Provider’s reasonable opinion (i) the integrity, security or performance of its systems, or any data stored on them, is being or is likely to be jeopardized by the activities of Service Recipient, or (ii) continued access to those information technology or communications systems by Service Recipient would expose Service Provider to liability. Service Recipient shall take appropriate corrective actions and if such actions fully resolve the matter (as determined by Service Provider in its sole discretion), Service Provider shall restore such access to Service Recipient.

(g) Each Party reserves the right to terminate all Services that provide access to such Party’s information technology or communications systems, in its sole discretion and without limitation or termination liability, if Service Recipient or Service Provider, as applicable, remains in breach of this Section 6 five (5) Business Days after receipt of notice of such breach. Service Provider and Service Recipient acknowledge that the security measures used by the other as of the date of this Agreement are in compliance with this Section 6.

(h) Each Party will comply with all applicable privacy and other Laws and regulations relating to protection, collection, use, and distribution of information (including Customer Information) received by a Party in connection with the Services that can be associated with or traced to any individual, including an individual’s name, address, telephone number, e-mail address, credit card information, social security number, or other similar specific factual information, regardless of the media on which such information is stored (e.g., on paper or electronically), and which includes certain of such information that is generated, collected, stored or obtained as part of this Agreement, including transactional and other data pertaining to users (“Personally Identifiable Information”). In no event may a Party sell or transfer the other’s Personally Identifiable Information to third parties other than its Affiliates, or otherwise provide third parties other than its Affiliates with access thereto, except (i) as may be allowed pursuant to other written agreements between the Parties, or (ii) in the case of Service Provider, to any of its Third Party Providers assisting Service Provider with the performance of the Services hereunder to the extent reasonably necessary for the performance of such Services. If there is an actual breach of security involving Personally Identifiable Information, the responsible Party will notify the other Party’s counsel within twenty four (24) hours of a management-level associate becoming aware of such occurrence.

(i) Those Third Party Providers (and their personnel) of Service Recipient and Service Provider (or their respective Affiliates) having access to the other Party’s Systems may be required by Service Provider or Service Recipient, as the case may be, to enter into a customary non-disclosure agreement in connection with, and as a condition to, such access.

7. Records.

For a period ending on the later of (x) the seven (7) year anniversary from the close of each fiscal year of the Service Recipient during which Services were provided, and (y) such date as required by Service Provider’s record retention policies, Service Provider shall maintain books and records in sufficient detail to enable an auditor to verify the accuracy, completeness and appropriateness of the charges for the Services hereunder and the cost related thereto, and Service Provider shall provide to Service Recipient, taking into consideration the financial reporting, internal controls and other public company requirements of Service Recipient, all requested information and records reasonably required to maintain full and accurate books relating to the provision of Services after the Distribution Date. Upon reasonable notice and reasonable request from Service Recipient, and at Service Recipient’s sole cost and expense, Service Provider shall, during such period, make available for inspection and copying by Service Recipient’s agents or representatives such information, books and records to the extent directly relating to the Services during reasonable business hours.

8. Force Majeure; Reduction of Services.

No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Service Provider claiming the benefit of this provision shall, as soon as reasonably practicable: (a) notify Service Recipient of the nature and extent of any such Force Majeure condition and (b) during the duration of the Force Majeure, use diligent efforts to avoid or remove such Force Majeure condition or provide substitute services to Service Recipient and, upon the cessation of such Force Majeure, use diligent efforts to resume performance under this Agreement as soon as feasible. During the period of a Force Majeure condition, to the extent substitute services are not commercially or technically reasonable or feasible, Service Recipient shall be relieved of its obligation to pay for the applicable Services for such period. Notwithstanding the foregoing, Service Recipient shall be entitled to terminate Services so affected by a Force Majeure upon fifteen (15) days’ prior written notice in respect of any such delay or failure resulting from any such Force Majeure without any penalty or obligation to pay for Services not performed. The term of any affected Services will be tolled during such Force Majeure.

9. TSA Managers; Steering Committee; Dispute Resolution.

(a) Each Party shall nominate in writing one representative to act as the primary contact with respect to the provision and receipt of Services (a “TSA Manager”), with the initial TSA Managers as listed on Schedule A. Each Party may, at its discretion, from time to time select another individual to serve in this capacity during the term of this Agreement; provided, however, each Party shall notify the other Party promptly (and in any event within five (5) Business Days) of any change in an individual serving in this capacity, setting forth the name and contact information of the replacement, and stating that such replacement is authorized to act for such Party in accordance with this Section 9(a). Each Party’s TSA Manager (i) will be the primary contact for the other Party in dealing with the first Party under the Agreement, (ii) will have overall responsibility for managing and coordinating the delivery of the Services to be provided by such Party, (iii) will meet regularly or as needed with the other Party’s TSA Manager, (iv) will have the power and authority to make all decisions with respect to actions to be taken by such first Party in the ordinary course of day-to-day management of the Services to be provided by it hereunder, (v) will serve as an escalated point of contact for any Service delivery issues and (vi) will be the initial representative of such first Party with respect to resolution of any Agreement Dispute.

(b) A steering committee (the “Steering Committee”) of the TSA Managers, a finance executive from each Party (the “Finance Officers”) and corporate counsel from each Party (the “Legal Officers”) will have overall responsibility for oversight, administration and issue resolution relating to the performance and migration of Services under this Agreement (including the review of any requests by Service Recipient to increase the type, scope, frequency, quality or quantity of Services pursuant to Section 1(a) or to extend the Termination Date beyond the Extension Period pursuant to Section 1(b)). The Steering Committee shall initially be co-chaired by the Finance Officers. The Finance Officers will liaise with the TSA Managers and the Legal Officers to suggest modifications to Services or their costs (as necessary). The Legal Officers will adjust the schedule of Services to reflect changes in scope (as necessary).

(c) In the event of a dispute arising out of or in connection with this Agreement (including its interpretation, performance or validity) (collectively, “Agreement Disputes”), the TSA Managers shall meet as expeditiously as possible to resolve the same. If any Agreement Dispute is not resolved within thirty (30) days, a TSA Manager may notify each Party’s Chief Financial Officer (or such other executive designated thereby), who shall attempt to resolve such Agreement Dispute for a maximum of fifteen (15) days after the prior thirty (30) day period. The relevant Parties shall not assert the defenses of statute of limitations and laches for any delays arising due to the procedures in Sections 9(b) or 9(d).

(d) If the Parties have not timely resolved the Agreement Dispute under Section 9(c), the Parties agree to submit the Agreement Dispute within ten (10) days to mediation conducted in accordance with the Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR”), and to bear equally the CPR and mediator’s costs for the same. The Parties agree to participate in good faith in the mediation for a maximum of fourteen (14) days (or a mutually agreed extension). If the Parties have not timely resolved the Agreement Dispute pursuant to this Section 9(d), either Party may then bring an action in accordance with Sections 27 and 28 herein.

(e) In the event of any dispute between the Parties regarding a Service prior to the applicable Termination Date (other than a Party’s failure to pay undisputed amounts due or a termination of a Service or this Agreement), Service Provider shall not discontinue the supply of any such Service during the above dispute resolution process, unless so requested by Service Recipient pursuant to a Termination Notice.

(f) All information and communications between the Parties relating to an Agreement Dispute and/or under the procedures in Sections 9(b) and 9(d) shall be considered “Confidential Information” under Section 13 herein.

10. Disclaimer; Limited Liability; Indemnity.

(a) Service Recipient acknowledges that Service Provider is not in the business of providing the Services and that the Services being provided pursuant to this Agreement are provided as an accommodation to Service Recipient. Other than in the event of Service Provider’s fraud, gross negligence or willful misconduct, Service Provider will not be liable for any error or omission in rendering Services under this Agreement, or for any defect in Services so rendered; provided that if there is a substantial error in any of the Services, Service Provider shall use commercially reasonable efforts to attempt to correct the error, or if Service Provider is unable to so correct such error, to provide an adjustment to the Applicable Rate for such Service in reasonable proportion to that which the error bears to the Service provided for such month, which adjustment may, pursuant to Section 2(a)(i)(1), include any reasonable out-of-pocket costs and expenses incurred by Service Recipient in retaining a Third Party Provider to provide such Service or in providing such service itself. Notwithstanding anything to the contrary, other than in the event of Service Provider’s fraud, gross negligence or willful misconduct, neither Service Provider nor its Affiliates will be liable for any damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) or expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants or other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment) (“Losses”) in connection with, arising out of, or resulting from this Agreement (including breach of Service Provider’s obligations in connection with the Services provided under this Agreement) exceeding the fees paid to the Service Provider from the Service Recipient pursuant to this Agreement in respect of the Service from which the Losses result. Service Provider agrees to indemnify, defend and hold harmless Service Recipient and its Affiliates and their respective directors, officers, employees and agents as a result of the fraud, gross negligence or willful misconduct of Service Provider or its Affiliates or any of their respective directors, officers, employees or agents. Service Recipient agrees to indemnify, defend and hold harmless Service Provider and its Affiliates and their respective directors, officers, employees and agents from any Loss arising out of this Agreement other than any Losses that have resulted from the fraud, gross negligence or willful misconduct of Service Provider or its Affiliates or any of their respective directors, officers, employees or agents.

(b) NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, ACCURACY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY SERVICE PROVIDER OR ANY OF ITS AFFILIATES WITH RESPECT TO THE PROVISION OF SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NOTWITHSTANDING ANYTHING TO THE CONTRARY, UNDER NO CIRCUMSTANCES, INCLUDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY, SHALL SERVICE PROVIDER OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY LOST PROFITS, BUSINESS INTERRUPTIONS, CUSTOMER CLAIMS, REMITTANCES, COLLECTIONS, INVOICES, PENALTIES, INTEREST OR SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES IN CONNECTION WITH, ARISING OUT OF, OR RESULTING FROM THIS AGREEMENT (INCLUDING AS CAUSED BY THE PERFORMANCE OF, ANY DELAY IN THE PERFORMING, FAILURE TO PERFORM OR DEFECTS IN THE PERFORMANCE OF, THE SERVICES CONTEMPLATED TO BE PERFORMED BY SERVICE PROVIDER PURSUANT TO THIS AGREEMENT), REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11. Term and Service Termination Dates.

(a) This Agreement (other than the Sections referenced in Section 11(f)) shall terminate upon the last of the Termination Dates in respect of all Services to be provided hereunder; provided that the rights of the Parties in respect of any claims that have accrued prior to such termination shall survive such termination.

(b) For each Service, the service period during which Service Provider is obligated to provide such Service to Service Recipient ends as of the Termination Date (as extended pursuant to Section 1(b)) set forth on the applicable Services Schedule. The Parties agree to reasonably cooperate if necessary to adjust the applicable Termination Date to end on the next date that is the end of a calendar or fiscal month, as deemed appropriate. Service Recipient may terminate or reduce any Service prior to its Termination Date by providing to Service Provider written notice thereof (a “Termination Notice”), not less than thirty (30) days before the date of such earlier termination or reduction except as otherwise specified in the

Services Schedules; provided, however, if the Service requested to be terminated or reduced is being provided by a Third Party Provider, the timing of the effectiveness of such early termination or reduction shall be mutually agreed upon by the Parties so that there is no material disruption to, or additional costs to be incurred with respect to, any Services provided by such Third Party Provider (including services provided by such Third Party Provider that are outside of the scope of this Agreement); provided that if (including if the Services Schedules indicate that) any Service is dependent on one or more other Services, then each such Service must be terminated or reduced together; provided further that any termination or reduction may be on a location by location basis if so indicated on the Services Schedules. Notwithstanding the foregoing, upon the receipt of a Termination Notice, if Service Recipient is unable to transition the applicable Service to itself or its designee in a commercially reasonable manner which does not unduly disrupt the Service on the requested termination date, Service Provider shall use commercially reasonable efforts consistent with past practice to reasonably assist Service Recipient with its transition of such Service as soon as possible, and any resulting third party out-of-pocket costs to Service Recipient shall be paid by Service Recipient; provided, that Service Provider shall use its reasonable best efforts to mitigate all such resulting third party out-of-pocket costs to Service Recipient.

(c) In the event either Party defaults in the performance of any of its obligations under this Agreement, and if such default is not excused and not cured within thirty (30) days after written notice from the other Party specifying such default, then the other Party may at any time thereafter terminate, at its option, this Agreement or any such Service that is the subject of such default by giving five (5) days’ prior written notice.

(d) In the event of termination of this Agreement or any termination of a Service under this Agreement pursuant to this Section 11, Service Provider shall be entitled to immediate payment of, and Service Recipient shall, within forty-five (45) days, pay to Service Provider, (i) in the event of the termination of this entire Agreement, all accrued amounts for Services and other amounts due under this Agreement as of the date of termination, and (ii) in the event of any termination of a Service under this Agreement pursuant to this Section 11, all accrued amounts due under this Agreement with respect to such terminated Service as of the date of such partial termination.

(e) At the reasonable request of Service Recipient, upon termination of a Service and/or the termination of this entire Agreement, if Service Provider holds books, records, files, databases, confidential information, or computer software or hardware owned or leased by Service Recipient and used exclusively in connection with the provision of the terminated Services (the “Materials”) Service Provider will return all such Materials to Service Recipient promptly upon the relevant termination; provided, that Service Provider may retain one (1) copy of such Materials to the extent required to comply with applicable Law (including professional standards) or bona fide document retention policies; provided, further, that Service Provider must continue to treat such retained Materials in a manner consistent with the terms of Section 13.

(f) Upon termination or expiration of this Agreement, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Party hereunder except (i) to the extent related to any intentional fraud or intentional breach of this Agreement prior to such termination or expiration and (ii) Section 1(d), Sections 2(a) and (b) (with respect to amounts accrued prior to or upon termination or expiration), Section 7 (for the period of time set forth therein), Section 10, Section 11(d), Section 11(e), this Section 11(f), and Sections 12 through 28 shall survive any termination or expiration of this Agreement.

12. Independent Contractor.

The Parties hereto understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No Party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of the other Party, or to bind the other Party in any manner whatsoever. The Parties expressly acknowledge (i) that Service Provider is an independent contractor with respect to Service Recipient in all respects, including the provision of the Services, and (ii) that the Parties are not partners, joint venturers, employees or agents of or with each other.

13. Confidentiality.

(a) Any Confidential Information of the Parties shall be subject to Section 7.6 of the Distribution Agreement. With respect to any information disclosed by one Party to another Party for the purpose of this Agreement or otherwise accessible to such other Party during the performance hereunder, including any Customer Information (“Confidential Information”), the Party receiving such Confidential Information agrees that it will use the same skill and care as set forth in Section 1(a) to prevent the disclosure to or accessibility by others of the disclosing Party’s Confidential Information and will use such Confidential Information only for the purposes of this Agreement, the Distribution Agreement and the Specified Ancillary Agreements. The receiving Party and its employees, representatives and agents (including any Third Party Provider and auditor) (collectively, the “Recipient Parties”) shall only disclose and permit access to Confidential Information of the disclosing Party to such Recipient Parties and Third Party Providers who have a need to know such Confidential Information for the purposes of this Agreement, the Distribution Agreement or the Specified Ancillary Agreements and who are informed of the obligation to hold such Confidential Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible. For Confidential Information provided with respect to any Service, the obligations of the Recipient Parties pursuant to this Section 13 shall expire on the date that is seven (7) years from the termination of such Service; provided that the obligations of the Recipient Parties pursuant to this Section 13 with respect to Personally Identifiable Information shall not expire following the termination of such Service. Each Party shall provide prompt written notice of any breach of the obligations under this Section 13 by such Party or its Recipient Parties and shall use commercially reasonable efforts to assist the other Party in remedying any such breach.

(b) Specifically excluded from the definition of Confidential Information is any and all information that:

(i) is independently developed by the Recipient Parties after the Effective Time without reference to any Confidential Information;

(ii) is or comes to be in the public domain or available to the public through no fault of the Recipient Parties of the Confidential Information; or

(iii) is lawfully acquired after the Effective Time by the Recipient Parties from other sources not known to be subject to confidentiality obligations with respect to such Confidential Information.

(c) If the Recipient Party is required to disclose Confidential Information by Law, process or regulation, to the extent legally permissible, such Recipient Party shall promptly notify the disclosing Party, reasonably cooperate with the disclosing Party to the extent it may seek to limit such disclosure and, insofar as a protective order or waiver from the disclosing Party is not obtained, only disclose such Confidential Information that is required to be disclosed.

(d) In connection with any permitted disclosure (which shall include as required by Law or securities exchange rules) of this Agreement to any third party, each Party shall redact the portions of the Services Schedules that are not relevant to such third party’s inquiry.

(e) It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this Section 13 and that each Party shall be entitled to seek equitable relief, including injunction and specific performance, as remedy for any such breach in any court of competent jurisdiction, without posting bond or other security. Such remedies shall not be deemed to be the exclusive remedies for a breach, but shall be in addition to all other remedies herein described available at law or equity.

14. Audit Rights.

(a) Audits by Service Provider. Upon notice from Service Provider, Service Recipient shall use commercially reasonable efforts to provide Service Provider, its auditors (including internal audit staff and external auditors), inspectors, regulators and other reasonably designated representatives as Service Provider may from time to time designate in writing (collectively, the “Service Provider Auditors”) with access to, at reasonable times, any necessary Service Recipient facility or part of a facility at which Service Recipient is using the Services, Service Recipient personnel, and data and records relating to the Services, for purposes of verifying compliance with this Agreement. Service Provider audits may include security reviews (including Service Recipient’s completion of security-related questionnaires) of the Services and Service Recipient’s systems, including reasonable use of automated scanning tools such as network scanners, port scanners, and web inspection tools. Service Recipient will provide any assistance that Service Provider Auditors may reasonably require with respect to such audits. Upon notice from Service Recipient, Service Provider shall provide Service Recipient and its auditors with access to, at reasonable times, books and records relating to the Services or this Agreement in order for Service Recipient to comply with applicable Laws.

(b) Audits by Service Recipient. Service Recipient shall have the right, upon at least thirty (30) days’ written notice to Service Provider, and in a manner to avoid unreasonable interruption to Service Provider’s business, to perform (through its external, independent, nationally recognized auditor) audit procedures over Service Provider’s internal controls and procedures for the Services provided by Service Provider under this Agreement; provided that, such audit right shall exist solely to the extent reasonably required by Service Recipient’s external auditors to ensure Service Recipient’s compliance with the Sarbanes-Oxley Act of 2002, to determine if Service Recipient’s financial statements conform to Generally Accepted Accounting Principles (GAAP), to verify third-party expenses or to the extent required by any Governmental Authority; provided, further, that such audit right shall not grant Service Recipient the right to perform audit activities with respect to any Third Party Provider engaged in the provision of the Services or the right to access Service Provider’s systems, networks, IT infrastructure, or customer data. Service Provider shall use commercially reasonable efforts to provide Service Recipient and its auditors with appropriate space, furnishings, and telephone, facsimile and photocopy equipment as Service Recipient or its auditors may reasonably require to perform such audit procedures. Service Provider shall consider in good faith, but shall not be obligated to make, changes to its controls and procedures to address any findings of such audits. Service Recipient shall pay or reimburse all of Service Provider’s incremental costs and expenses arising from all such audit-related activities, provision of space, furnishings and equipment, and analysis and implementation, if any, and of any potential changes in Service Provider’s controls or procedures described in this Section 14(b).

15. Fees and Expenses.

Except as expressly provided otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement and the performance of the Services hereunder, including any costs and expenses associated with the expiration, termination, or reduction of the Services, shall be borne by the Party incurring such costs or expenses.

16. Beneficiary of Services; No Third Party Beneficiaries.

This Agreement is for the sole benefit of the Parties hereto, and nothing expressed or implied shall give or be construed to give any Person any legal or equitable rights hereunder, whether as a third-party beneficiary or otherwise (except as provided in Section 10(a)). Each Party agrees, and each Party in its capacity as a Service Recipient represents and warrants, that the Services shall be provided solely to, and shall be used solely by, Service Recipient and its Subsidiaries. Service Recipient shall not resell or provide the Services to any other Person, or permit the use of the Services by any Person other than Service Recipient and its Subsidiaries.

17. Entire Agreement.

This Agreement, together with the Distribution Agreement and the other Ancillary Agreements, constitutes the entire agreement of the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Distribution Agreement or any other Ancillary Agreement, the Parties agree that this Agreement shall govern.

18. Amendment; Waiver.

This Agreement and the Services Schedules may be amended, and any provision of this Agreement may be waived, only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is effective. No failure to exercise and no delay in exercising, on the part of either Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege

19. Notices.

All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 19):

if to LQ Parent:

Wyndham Hotel Group, LLC

22 Sylvan Way

Parsippany, NJ 07054

Attn: Chief Operating Officer

Facsimile: (973) 753-6760

with a copy to (which shall not constitute notice)

La Quinta Holdings Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Attn: Paul Cash

Email: paul.cash@wyndham.com

Phone: (973) 753-6333

Facsimile: (973) 753-6207

and

Wyndham Hotel Group, LLC

22 Sylvan Way

Parsippany, NJ 07054

Attn: General Counsel

Facsimile: (973) 753-6760

if to CPLG:

CorePoint Lodging Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Attn: Mark M. Chloupek

Email: Mark.Chloupek@corepoint.com

Phone: (972) 893-3199

Facsimile: (972) 893-3499

20. Non-Assignability.

This Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, (a) this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee Business Entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement and (b) Service Provider may assign any or all of its rights or obligations arising under this Agreement to any of its Affiliates that is reasonably capable of providing the Services. No assignment permitted by this Section 20 shall release the assigning Party from liability for the full performance of its obligations under this Agreement

21. Further Assurances.

From time to time after the date hereof, without further consideration, each Party shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably proper or advisable under applicable Law, and execute and deliver such documents as may be required or appropriate, to carry out the provisions of this Agreement and to consummate, perform and make effective the transition contemplated hereby.

22. Definitions and Rules of Construction.

(a) Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted

(c) Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.”

(d) Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement.

(e) References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa

(f) All references to “$” herein shall be references to U.S. Dollars.

23. Counterparts; Effectiveness.

This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party hereto.

24. Section Headings.

Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement

25. Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

26. Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to any choice-of-law or conflicts of law principles that would result in the application of the laws of a different jurisdiction.

27. Consent to Jurisdiction.

Each Party irrevocably submits to the exclusive jurisdiction of (i) the Court of Chancery of the State of Delaware or (ii) if such court does not have subject matter jurisdiction, any other state or federal court located within the County of New Castle in the State of Delaware, to resolve any Agreement Dispute that is not resolved pursuant to Sections 9(b) or 9(d). Any judgment of such court may be enforced by any court of competent jurisdiction. Further, notwithstanding Sections 9(b) and 9(d), either Party may apply to the courts specified in this Section for a temporary restraining order or similar emergency relief during the process set forth in Sections 9(b) or 9(d). Each of the Parties agrees that service by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any of the above Actions and irrevocably and unconditionally waives any objection to the laying of venue of any Action in accordance with this Section 27. Nothing in this Section 27 shall limit or restrict the Parties from agreeing to arbitrate any Agreement Dispute pursuant to mutually-agreed procedures.

28. Waiver of Jury Trial.

EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY AGREEMENT DISPUTE.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LA QUINTA HOLDINGS INC.

By:	/s/ Mark M. Chloupek
Name:	Mark M. Chloupek
Title:	Executive Vice President, Secretary and General Counsel

COREPOINT LODGING INC.

By:	/s/ Mark M. Chloupek
Name:	Mark M. Chloupek
Title:	Executive Vice President, Secretary and General Counsel

[Transition Services Agreement]

SCHEDULE A

[See Attached]